Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ORTHOLOGIC CORP.

The undersigned, James M. Pusey, being the President of OrthoLogic Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation’’), hereby certifies as follows:

FIRST: The present name of the Corporation is OrthoLogic Corp.; and, the name under which the Corporation was originally incorporated, was IatroMed Inc., and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is July 30, 1987.

SECOND: The certificate of incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 5 thereof and by substituting in lieu thereof the first paragraph of new Article 5 which is set forth in the Restated Certificate of Incorporation hereinafter provided for.

THIRD: The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of OrthoLogic Corp. without any further amendment other than the amendment herein certified.

FOURTH: The amendment and the restatement of the restated certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Section 242 and of Section 245 of the General Corporation Law of the State of Delaware.

FIFTH: The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

“RESTATED CERTIFICATE OF INCORPORATION

OF

ORTHOLOGIC CORP.

1. Name. The name of the corporation is OrthoLogic Corp.

2. Registered Agent. The name and address of the initial registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle Country, Delaware 19801.

State of Delaware Secretary of State Division of Corporations Delivered 08:57 PM 04/22/2005 FILED 08:28 PM 04/22/2005 SRV 050329199 - 2133623 FILE

3. Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time.

4. Election of Directors. Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

5. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 102,000,000 shares, consisting of 100,000,000 shares of common stock having a par value of $.0005 per share (the “Common Stock’’) and 2,000,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock’’).

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article 5, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

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(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences and limitations of that series.

6. Classification and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The terms of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders held after the effective date of this Article 6; the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders held after the effective date of this Article 6; and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders held after the effective date of this Article 6. At each annual meeting of stockholders beginning with the first annual meeting held after the effective date of this Article 6, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting (including without limitation newly created directorships), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article Five applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Six unless expressly provided by such terms.

7. Removal of Directors. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article 7 as one class.

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8. Director Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

9. Action by Consent of Stockholders. Any action required or permitted to be taken by the stockholders must be effected at a duly called and noticed annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

10. Compromise of Debts. Whenever a compromise: or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court direct If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

11. Special Voting Requirements.

(a) Except as set forth in Section (b) of this Article 11, the affirmative vote of the holders of two-thirds of the outstanding stock of the Corporation entitled to vote shall be required for:

(1) any merger or comolidation to which the Corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties:

(2) any sale or other disposition by the Corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

(3) any purchase or other acquisition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and

(4) any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the GCL, as in effect from time to time.

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(b) The provisions of Section (a) of this Article 11 shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Corporation’s Board of Directors, provided that a majority of the members of the Board of Directors voting for the approval of such transaction are Continuing Directors. The term “Continuing Director’’ shall mean any member of the Board of Directors of the Corporation who is not the Interested Person, and not an affiliate, associate, representative or nominee of the Interested Person or of such an affiliate or associate that is involved in the relevant transaction, and (A) was a member of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person or (B) whose initial election as a director of the Corporation succeeds a Continuing Director or is a newly created directorship, and in either case was recommended by a majority vote of the Continuing Directors then in office.

(c) As used in this Article 11, the term “Interested Person” shall mean any person, firm or corporation, or any group thereat; acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Corporation.

12. Special Meetings. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the President, or the Board of Directors pursuant to a resolution approved by a majority of whole Board of Directors, or at the request in writing of shareholders owning at least 35% of the capital stock issued and outstanding and entitled to vote. Special meetings of the stockholders may not be called by any other person or persons. Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice of such meeting.

13. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized by majority vote of the whole Board of Directors to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation maybe adopted, repealed, altered, amended, or rescinded by the affirmative vote of two-thirds of the outstanding stock of the Corporation entitled to vote thereon; provided, if the Continuing Directors, as defined in Article 11 shall by a majority vote of such Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

14. Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to the reservations in Article 14. Provided, however, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding stock of the Corporation entitled to vote thereon, shall be required to alter, amend, or adopt any provision inconsistent with or repeal Articles 4, 6, 7, 9, 11, 12 and 13 and this Article 14; provided, if the Continuing Directors, as defined in Article 11 shall by a majority vote of such Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.”

EXECUTED this 15thday of April, 2005.

/s/ James M. Pusey
James M. Pusey, President

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State of Delaware Secretary of State Division of Corporations Delivered 03:46 PM 05/21/2010 FILED 03:44 PM 05/21/2010 SRV 100551662 - 2133623 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ORTHOLOGIC CORP.

OrthoLogic Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:	The name of the corporation is OrthoLogic Corp.

SECOND:	The Restated Certificate of Incorporation of the corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of such Article the new Article 1 and by adding the new Article 5A as follows:

1.	Name. The name of the corporation is:

Capstone Therapeutics Corp. (the “Corporation”)

5A.	Common Stock Put Right.

(a)	Definitions. For purposes of this Article 5A, the following terms shall have the following meanings:

(1)	“Available Cash” means Net Liquid Assets less Commitments and Contingencies, each calculated as of the Record Date.

(2)	“Change of Control Transaction” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting securities of the Corporation representing 50% or more of the total voting power of all outstanding voting securities of the Corporation;

(b) the sale, lease, license, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Corporation; or

(c) any merger, consolidation, share exchange, business combination or similar transaction in which the Corporation is not the surviving entity or in which the holders of the outstanding shares of stock of the Corporation immediately prior to such transaction hold, immediately after such transaction, less than 51% of the total voting power of the outstanding securities of the surviving or resulting entity in such transaction.

(3)	“Commencement Date” means the date specified by the Corporation as the first date on which the Put Rights may be exercised, as set forth in the Put Notice.

(4)	“Commitments and Contingencies” means the amount of funds necessary to satisfy all obligations and liabilities of the Corporation, including contingent obligations and liabilities, which are then outstanding or would arise if the Corporation was liquidated, as determined by the Board of Directors in its sole and absolute discretion.

(5)	“Depositary” means the bank or trust company having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the Corporation to serve as agent for the purpose of receiving certificates representing shares of Common Stock upon exercise of the Put Right, and distributing the Put Price therefor.

(6)	“Letter of Transmittal” means the notice delivered to each holder of record as of the Record Date, containing instructions as to how to exercise the Put Right, including a form of written notice for exercising the Put Right.

(7)	“Material Transaction” means a partnering, development or any other transaction, whether commercial, investment or otherwise, that the Board of Directors in its sole and absolute discretion determines is material to the Corporation.

(8)	“Net Liquid Assets” means the sum of the Corporation’s cash and cash equivalents and the liquidation value of the Corporation’s other disposable assets, as determined by the Board of Directors in its sole and absolute discretion.

(9)	“Put Notice” means the written notice from the Corporation to each holder of record of Common Stock on the Record Date, notifying such holder of the Put Right, the Commencement Date, the Closing Date, and the Put Price, and providing a Letter of Transmittal.

(10)	“Put Period” means the period beginning on the Commencement Date and ending on the Closing Date.

(11)	“Put Price” means an amount equal to 90% of Available Cash divided by the number of Puttable Shares.

(12)	“Put Right” means the right to require the Corporation to redeem all or any portion of such holder’s Puttable Shares at a cash price equal to the Put Price in accordance with and subject to the terms and conditions of this Article 5A.

(13)	“Puttable Shares” means all shares of Common Stock outstanding as of the Record Date.

(14)	“Record Date” means June 30, 2011.

(15)	“Closing Date” means July 31, 2011, or such later date as may be designated by the Board of Directors.

(b)	Each holder of record of Common Stock on the Record Date shall have a Put Right beginning on the Commencement Date and ending on the Closing Date.

(c)	With respect to each Puttable Share as to which the Put Right has been properly exercised, the Corporation shall pay the holder an amount equal to 90% of Available Cash divided by the number of shares of Common Stock outstanding as of the Record Date.

(d)	If, after the Record Date, the Corporation shall effect a subdivision or combination of the Common Stock into a greater or lesser number of shares of Common Stock, or declare a dividend on the Common Stock payable in shares of Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event. If the Corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Put Price shall be reduced by the per share value of such dividend. The Board of Directors shall determine in its sole and absolute discretion the value of any non-cash dividend for purposes of calculating any adjustment to the Put Price.

(e)	As soon as practicable following the Record Date, the Corporation shall mail the Put Notice to each holder of record of Puttable Shares to such holder’s address as it appears on the stock register of the Corporation. A holder of Puttable Shares may exercise his, her or its Put Right by delivering to the Depositary a duly and properly completed Letter of Transmittal during the Put Period, specifying, among other things, the number of Puttable Shares as to which the Put Right is being exercised and accompanied by a certificate or certificates representing such shares, with all necessary endorsements and stock powers.

(f)	As soon as practicable following the Closing Date, the Corporation shall deposit with the Depositary funds in an amount sufficient to pay the Put Price for all Puttable Shares as to which Put Rights have been properly exercised. Each holder of Puttable Shares who has properly exercised the Put Right shall be paid the Put Price for each such share as soon as practicable following the Closing Date. In the event that a holder of Puttable Shares exercises his, her or its Put Right with respect to less than all of the Puttable Shares held by such holder, a new certificate representing the shares of Common Stock as to which the Put Right was not exercised will be issued to the holder of such shares as soon as practicable after the Closing Date.

(g)	Notwithstanding any other provision of this Article 5A, the Corporation’s obligation to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised shall be subject to the satisfaction of each of the following conditions:

(1)	compliance with all applicable federal and state securities laws, including without limitation the filing with the U.S. Securities and Exchange Commission of an issuer tender offer statement on Schedule TO and Schedule l3E-3, to the extent required;

(2)	compliance with all other applicable laws, including Delaware General Corporation Law §160 relating to repurchases of shares;

(3)	availability of sufficient cash to pay the Put Price in respect of all Puttable Shares as to which Put Rights have been properly exercised;

(4)	absence of any court or administrative order or proceeding prohibiting or seeking the prohibition of the consummation of the redemption of Puttable Shares hereunder; and

(5)	less than 100% of the Puttable Shares having been put pursuant to the Put Rights.

If any of the above conditions are not satisfied, the Corporation shall not be obligated to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised.

(h)	Notwithstanding any other provision of this Article 5A, the Put Rights will terminate immediately upon the occurrence of any of the following:

(1)	the Corporation enters into a Material Transaction;

(2)	the Corporation consummates a Change of Control Transaction;

(3)	the Board of Directors approves a plan of dissolution or liquidation at any time prior to the redemption of Puttable Shares hereunder, whether before or after the Commencement Date; or

(4)	the Put Rights are exercised with respect to 100% of the Puttable Shares, in which case the Board of Directors shall promptly thereafter propose a plan of dissolution or liquidation to stockholders in accordance with the Delaware General Corporation Law.

(i)	Provided that all conditions to the payment of the Put Price have been satisfied and the Put Rights have not otherwise terminated in accordance with this Article 5A, the Corporation shall pay the Put Price in respect of all, and not less than all, Puttable Shares as to which Put Rights have been properly exercised.

THIRD:	The amendments of the Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

In Witness Whereof, the undersigned authorized officer of OrthoLogic Corp. t/b/k/a Capstone Therapeutics Corp. has caused this Certificate of Amendment of Restated Certificate of Incorporation be signed this 21st day of May, 2010.

/s/ John M. Holliman, III
Name:	John M. Holliman, III
Title:	Executive Chairman

State of Delaware Secretary of State Division of Corporations Delivered 04:43 PM 06/22/2015 FILED 04:43 PM 06/22/2015 SRV 150954718 - 2133623 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CAPSTONE THERAPEUTICS CORP.

Capstone Therapeutics Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First: The name of the corporation is Capstone Therapeutics Corp.

Second: The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 5 thereof and by substituting in lieu of such first paragraph the following new first paragraph of Article 5:

“5. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 152,000,000 shares, consisting of 150,000,000 shares of common stock having a par value of $.0005 per share (the “Common Stock”) and 2,000,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock”).”

Third: The foregoing amendments of the Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS.]

In Witness Whereof, the undersigned authorized officer of Capstone Therapeutics Corp. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed this 22nd day of June, 2015.

CAPSTONE THERAPEUTICS CORP.

By:	/s/ Les M. Taeger
Name:	Les M. Taeger
Its:	Senior Vice President and Chief Financial Officer

State of Delaware Secretary of State Division of Corporations Delivered 03:34 PM 08/22/2019 FILED 03:34 PM 08/22/2019 SR 20196665964 - File Number 2133623

CERTlFICATE OF AMENDMENT

TO THE

RESTATED CERTlFICATE OF INCORPORATION

OF

CAPSTONE THERAPEUTICS CORP.

Capstone Therapeutics Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolutions were duly adopted by the Corporation’s Board of Directors, in accordance with the Corporation’s bylaws and the General Corporation Law of the State of Delaware, setting forth a proposed amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation as follows:

RESOLVED, that Section 5 of the Restated Certificate of Incorporation is deleted and replaced by the following:

“5. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 152,000,000 shares, consisting of l50,000,000 shares of common stock having a par value of $.0005 per share (the “Common Stock”) and 2,000,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock”).

Upon the filing and effectiveness of this amendment pursuant to the Delaware General Corporation Law, at 12:01 Eastern time on August 31, 2019 (the “Effective Date”), each 1,000 shares of Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Date shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Company’s Common Stock, $.0005 per value per share (“New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Any stockholder who, immediately prior to the Effective Date, owns a number of shares of Old Common Stock which is not evenly divisible by one thousand (1,000) shall, with respect to such fractional interest, be entitled only to receive cash (without interest and subject to applicable withholding taxes) from the Corporation’s transfer agent {the “Transfer Agent”) in lieu of a fraction of a share of New Common Stock. The aggregate of all fractional shares shall be issued to the Transfer Agent, as agent, for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be affected by the Transfer Agent as soon as practicable after the Effective Date on the basis of prevailing market prices of the Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, if any, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds (after customary brokerage commissions and other expenses) derived from the sale of the fractional interests.

Each certificate that therefore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such stockholder, book-entry shares in lieu of new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article 5, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following;

(a)	The number of shares constituting that series and the distinctive designation of that series;

(b)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)	Any other relative rights, preferences and limitations of that series.”

SECOND: The foregoing Amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing Amendment was duly approved by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer who declares under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to his knowledge.

Dated: August 22, 2019

CAPSTONE THERAPEUTICS CORP.

By:	/s/ John M. Holliman, III
Name:	John M. Holliman, III
Title:	Executive Chairman

CERTIFICATE OF AMENDMENT

TOTHE

RESTATED CERTIFICATE OF INCORPORATION

OF

CAPSTONE THERAPEUTICS CORP.

Capstone Therapeutics Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the following resolutions were duly adopted by the Corporation’s Board of Directors, in accordance with the Corporation’s bylaws and the General Corporation Law of the State of Delaware, setting forth a proposed amendment (the “Amendment”) to the Restated Certificate of Incorporation of the Corporation as follows:

RESOLVED, that the first sentence of Section 5 of the Restated Certificate of Incorporation is deleted and replaced by the following;

“5. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is 205,000 shares, consisting of 200,000 shares of common stock having a par value of $.0005 per share (the “Common Stock”) and 5,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock”).”

RESOLVED, that Section 9 of the Restated Certificate of Incorporation is deleted and replaced by the following:

“9. Action by Consent of Stockholders. Any action required or permitted to be taken by the stockholders may be effected at a duly called and noticed annual or special meeting of such stockholders or may be taken without a meeting, without prior notice, and without a vote, if owners of a majority of the Company’s outstanding shares eligible to vote on matters at a Special Shareholder Meeting (called in accordance with the Company’s Certificate of Incorporation) or an Annual Shareholder Meeting, request the Company’s Board of Directors to accept written notice from a majority shareholder of its vote on the matters in the Special Shareholder Meeting or an Annual Shareholder Meeting in a consent voting format and to waive other requirements of shareholder notice and physical or proxy voting procedures; and the Company’s Board of Directors is authorized to accept such notice and take such actions.”

SECOND: The foregoing Amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The foregoing Amendment was duly approved by the Corporation’s stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed by the undersigned duly authorized officer who declares under penalty of perjury that the matters set forth in the foregoing Certificate of Amendment are true and correct to his knowledge.

Dated: February 5, 2021

CAPSTONE THERAPEUTICS CORP.

By:	/s/ Michael M. Toporek
Name:	Michael M. Toporek
Title:	Chairman

State of Delaware Secretary of State Division of Corporations Delivered 06:31 PM 02/10/2021 FILED 06:31 PM 02/10/2021 SR 20210410650 - File Number 2133623

State of Delaware Secretary of State Division of Corporations Delivered 11:08 AM 02/18/2022 FILED 11:08 AM 02/18/2022 SR 20220587984 - File Number 2133623

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

Capstone Therapeutics Corp.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1                                 ” so that, as amended, said Article shall be and read as follows:

1. Name. The name of the corporation is Capstone Holding Corp.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of February, 2022.

By:	/s/ John M. Holliman, III
Authorized Officer
Title:	Executive Chairman
Name:	John M. Holliman, III
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